Exhibit 10.2

HANGER ORTHOPEDIC GROUP, INC.

Restricted Stock Agreement for Non-Employee Directors

THIS AGREEMENT is made by and between HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the “Company”), and the non-employee director (“Non-Employee Director”) identified on the Company’s on-line electronic list of persons to whom a grant of restricted stock has been made by the Company.

W I T N E S S E T H:

WHEREAS, the Company desires to award to the Non-Employee Director restricted shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), under the Company’s 2010 Omnibus Incentive Plan (the “Plan”) in consideration for the Non-Employee Director’s service as a member of the Board of Directors of the Company (the “Board of Directors”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

1.             Award of Restricted Stock.  Subject to the terms and conditions of this Agreement and the Plan, the Non-Employee Director is granted the number of shares of Common Stock as set forth on the Company’s on-line electronic list as being granted to the Employee (hereinafter such shares are referred to as the “Restricted Stock”) as of the date shown on the Company’s on-line electronic list as being the date of grant to the Non-Employee Director (the “Grant Date”).

2.             Value of Restricted Stock.  The initial value of each share of the Restricted Stock shall be equal to the closing sale price per share of the Common Stock on the New York Stock Exchange on the date preceding the Grant Date of the Restricted Stock.

3.             Restricted Stock Non-Assignable and Non-Transferable.  Each share of Restricted Stock and all rights under this Agreement shall be non-assignable and non-transferable other than by will or the laws of descent and distribution in accordance with the Plan and may not be sold, pledged, hypothecated, assigned or transferred, except only as to such shares of Restricted Stock, if any, which have vested pursuant to the terms of the Plan and this Agreement.  The foregoing prohibition against transfer or assignment, together with the obligation to forfeit the Restricted Stock upon termination of service on the Board of Directors as set forth in Section 4 of this Agreement, are herein collectively referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock.

4.             Termination of Membership on the Board of Directors.  In the event of termination of the Non-Employee Director’s membership on the Board of Directors by reason of total and permanent disability (within the meaning of Code Section 409A), death or Retirement, each of the then unvested shares of Restricted Stock will immediately vest in full as of the date of such termination.  Retirement means the Non-Employee Director’s termination of service on the Board of Directors after having served continuously as a director for at least five (5) years and after having given the Company written notice of the director’s intent to retire no less than one (1) year prior to the date of such termination.  In the event of the termination of the Non-Employee Director’s membership on the Board of Directors other than by reason of total and permanent disability, death or Retirement, any then unvested shares of Restricted Stock shall be forfeited and cancelled as of the date which is ninety (90) days after such date of termination of service unless such unvested shares of Restricted Stock vest on or before that date which is ninety (90) days after such termination of service.

5.             Lapse of Forfeiture Restrictions.  Subject to Section 4, the shares of Restricted Stock are subject to vesting at the rate of one-third (1/3) of the shares of Restricted Stock on each of the first three anniversaries of the Grant Date, provided that the Non-Employee Director has continuously served on the Board of Directors from the Grant Date through each such anniversary of the Grant Date.

6.             Certificate.  A certificate evidencing the Restricted Stock that has vested shall be issued by the Company in the Non-Employee Director’s name as soon as practicable (but not more than thirty (30) days) after such Restricted Stock vests.

7.             Limitation of Rights.

(a)  No Right to Continue as a Director.  Neither the Plan nor the grant of the Restricted Stock shall constitute or be evidence of any agreement or understanding, express or implied, that the Non-Employee Director has a right to continue as a member of the Board of Directors for any period of time, or at any particular rate of compensation.

(b)  No Stockholder’s Rights as to Restricted Stock.  The Non-Employee Director shall have no rights as a stockholder with respect to unvested shares of Restricted Stock granted hereunder until the date such shares become vested in the Non-Employee Director, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date of the vesting of such shares of Restricted Stock.  Until the Forfeiture Restrictions on the Restricted Stock lapse, the Restricted Stock shall be administered by the Company as restricted stock units.

8.             Incorporation by Reference.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, control and supercede over the provisions of this Agreement.

All of the terms and conditions of this Agreement are hereby confirmed, ratified, approved and accepted by the Company and by the Non-Employee Director, who has accepted this Agreement and its terms pursuant to the Non-Employee Director’s electronic submission of the Non-Employee Director’s confirmation of this Agreement in accordance with the instructions contained on the on-line website maintained for the benefit of the Company for grants of restricted stock by the Company.